EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary	Principal Activity	Type of Shares Held	Percentage Owned	Country of Incorporation
WG International Ltd (3)	Holding Company	Ordinary	100%	England & Wales
Interactive Systems Inc. (1)	Licensing of Internet Gaming Systems	Ordinary	100%	Antigua
WG Interactive Inc. (1)	Systems Administration	Ordinary	100%	Canada
World Gaming Europe Ltd (3)	Dormant	Ordinary	100%	England & Wales
SSII Ltd (2)	Dormant	Ordinary	100%	Antigua
EFS Caribbean Inc (2)	Dormant	Ordinary	100%	Antigua
EFS St Kitts Inc (2)	Dormant	Ordinary	100%	Antigua
Inphinity Interactive Inc (2)	Dormant	Ordinary	100%	Canada
World Gaming Services Inc (2)	Dormant	Ordinary	100%	Antigua
ESCE Inc. (2)	Dormant	Ordinary	100%	Canada
TIC Inc (1)	Dormant	Ordinary	100%	Antigua
DNI Holdings Limited (3)	Intellectual property holding	Ordinary	100%	Antigua

All of the above companies operate within their country of incorporation and their results have been included in these consolidated financial statements.

(1)	Shares are owned by WG International Ltd

(2)	Shares are owned by TIC Inc.

(3)	Shares are owned by World Gaming Plc

In December 2005, LVA Holdings Ltd, a wholly owned subsidiary of WG International was dissolved. All of the remaining subsidiaries owned by LVA Holdings Limited at this time were dormant. Ownership of these dormant subsidiaries was transferred to TIC Inc.

The shares of DNI Holdings Limited were acquired by the Company as part of the SPORTSBETTING.COM acquisition.

The Company holds a 50 percent interest in Bullen Road LP, a limited partnership between Interactive Systems Inc (“ISI”) and IOE Limited (“IOE”), a wholly-owned subsidiary of Sportingbet PLC. Bullen Road LP is an exempt limited partnership formed in the Cayman Islands as a result of the transaction with Sportingbet described at Note 5 and owns the gaming software operated by the Company. The General Partner is Gwladys Street Limited, a company incorporated in the Cayman Islands and is jointly owned by ISI and IOE. The Company is not required to make any capital contributions to the partnership beyond the initial transfer of the proprietary gaming software, which was done in the year. The net book value of the assets transferred was $nil. The partnership had no income or expenditure in the period ended 31 December 2005. Accounts have not yet been prepared for the partnership. Consistent with the accounting treatment of the Intellectual Property prior to its transfer to Bullen Road LLP, the Company’s share of the assets and liabilities of the partnership at 31 December 2005 has not been included in the consolidated financial statements. The cost and carrying value of the investment at 31 December 2005 was $nil in these financial statements.